Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144040) pertaining to the OPKO Health, Inc. 2007 Equity Incentive Plan of our report dated March 28, 2008, with respect to the consolidated financial statements of OPKO Health, Inc. in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
March 28, 2008